Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zürich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS RECORD FOURTH QUARTER 2009 NET INCOME OF $953 MILLION;

OPERATING INCOME OF $683 MILLION, UP 9% IN THE QUARTER,

CONTRIBUTES TO RECORD ANNUAL OPERATING INCOME OF $2.8 BILLION;

BOOK VALUE UP 36% FOR THE YEAR, TANGIBLE BOOK VALUE UP 47%;

2009 OPERATING RETURN ON EQUITY OF 16.2%

ZURICH, Switzerland, February 2, 2010 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended December 31, 2009, of $2.81 per share, compared with $0.06 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $2.01 per share, compared with $1.86 per share for the same quarter last year.(2) Book value increased $934 million during the quarter, up 5% from September 30, 2009. Book value per share now stands at $58.44. Annualized return on average equity for the quarter was 14.2%.(3) The property and casualty (P&C) combined ratio for the quarter was 89.6%.

Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2009	2008	Change	2009	2008	Change

Net income	$953	$20	NM	$2.81	$0.06	NM

Net realized gains (losses), net of tax	270	(604)	NM	0.80	(1.80)	NM

Income excluding net realized gains (losses), net of tax (2)	$683	$624	9%	$2.01	$1.86	8%

Net income for the year ended December 31, 2009, was $7.55 per share, compared with $3.50 per share for 2008. Income excluding net realized gains (losses) was $8.17 per share, compared with $7.67 per share for 2008. Full year return on average equity was 16.2%. Book value increased $5.2 billion, up 36% for the year. The P&C combined ratio was 88.3% for the year.

Full Year Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2009	2008	Change	2009	2008	Change
Net income	$2,549	$1,197	113%	$7.55	$3.50	116%

Net realized gains (losses), net of tax	(210)	(1,394)	NM	(0.62)	(4.17)	NM

Income excluding net realized gains (losses), net of tax (2)	$2,759	$2,591	6%	$8.17	$7.67	7%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had very strong fourth quarter income. Operating income was up 9% over prior year, contributing to record income for the year, and net income exceeded $900 million for the quarter. Our book value grew 36% in the year while tangible book grew 47%; both are now at all-time highs. In fact, over the last five years, we have grown our book and tangible book value at a compound annual rate of 15% and 17%, respectively.

“Our P&C combined ratio for 2009 was 88.3% – a world-class result – and in terms of capital efficiency, we achieved an operating return on equity for the year of more than 16%. We are confident we can continue to produce superior ROEs barring unforeseen events.

“P&C net written premiums were up about 9% in the quarter – a very solid performance that reflects the benefit of foreign exchange. While premium revenue growth will continue to be impacted by recessionary and competitive insurance market conditions, we are seeing more opportunities for profitable growth as a result of our increased geographic and product presence.

“In spite of the year’s challenging economic, financial and insurance market conditions, we continued to invest in our company and benefit from our local presence in over 50 countries, from customer and producer flight to quality and capability, and from our diversified mix of P&C, A&H and Life businesses. We fully expect to continue delivering superior results.”

Other operating highlights for the quarter ended December 31, 2009, were as follows (1):

•	Net premiums written and earned increased 8% and 5%, respectively. Excluding the impact of foreign exchange, net premiums written and earned increased 4% and 1%, respectively.

•	The P&C combined ratio was 89.6% compared with 86.9% last year. The P&C combined ratio for the year was 88.3% compared with 89.6% last year.

•	Favorable prior period development pre-tax was $147 million compared with $252 million in 2008.

•	P&C pre-tax underwriting income was $313 million compared with $375 million in 2008.

•	Operating cash flow was $1 billion. Operating cash flow for the year was $3.3 billion.

•

Net loss reserves increased $6 million. Excluding foreign exchange valuation, net loss reserves increased $98 million. Net loss reserves increased $929 million for the year. Excluding foreign exchange valuation, net loss reserves increased $526 million for the year.

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•	Net investment income decreased 2% to $512 million. For the year, net investment income decreased 2% to $2 billion.

•	Return on average equity was 14.2%.(3) Return on average equity was 16.2% for the year.

•	Book value per share(4) increased 5% from $55.71 at September 30, 2009, to $58.44, and increased 35% from December 31, 2008.

•	Tangible book value per share(4) increased 5% from $44.49 at September 30, 2009, to $46.76, and increased 46% from December 31, 2008.

•

Net realized and unrealized gains after tax from our investment portfolio totaled approximately $170 million. Net realized gains from derivative accounting related to the guaranteed minimum income benefits (GMIBs) of our life reinsurance business, net of associated hedges, were approximately $87 million.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended December 31, 2009, include:

•

Insurance-North American: Net premiums written increased 9%. Excluding large single transactions written in the quarter, net premiums written increased 2%. The combined ratio was 89.5% compared with 83.0%.

•	Insurance-Overseas General: Net premiums written increased 8%. Adjusting for the impact of foreign exchange, they remained flat. The combined ratio was 90.3% compared with 90.7%.

•	Global Reinsurance: Net premiums written increased 14%. The combined ratio was 67.1% compared with 72.3%.

•	Life: Net premiums written increased 5%. Life underwriting income increased to $104 million compared with $21 million.

Please refer to the ACE Limited Financial Supplement dated December 31, 2009, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/irol/10/100907/fin_supp_december 31 2009.xls.

ACE will host its fourth quarter earnings conference call and webcast on Wednesday, February 3, 2010, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-389-5997 (within the United States) or 719-457-1529 (international); passcode 4701116. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 4701116.

Celebrating 25 years of insuring progress, the ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE:ACE), the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com

(1)	All comparisons are with the same periods last year unless specifically stated.

(2)	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other income (expense) related to partially-owned entities because the amounts of these gains (losses) do not relate to their respective operations.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without

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the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

See reconciliation of Non-GAAP Financial Measures on page 27 in the financial supplement. These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

(3)

Calculated using income excluding net realized gains (losses) less perpetual preferred securities divided by average common shareholders’ equity for the period. To annualize a quarterly rate, multiply by four.

(4)

Book value per common share is common shareholders’ equity divided by the shares outstanding. Tangible book value per common share is common shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to return on equity, underwriting, rates, economic and insurance market conditions, and company performance reflect the company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, the company’s re-domestication to Switzerland, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2009	December 31 2008
Assets
Investments	$46,515	$39,715
Cash	669	867
Insurance and reinsurance balances receivable	3,671	3,453
Reinsurance recoverable on losses and loss expenses	13,595	13,917
Other assets	13,530	14,105

Total assets	$77,980	$72,057

Liabilities
Unpaid losses and loss expenses	$37,783	$37,176
Unearned premiums	6,067	5,950
Other liabilities	14,463	14,485

Total liabilities	58,313	57,611

Shareholders’ equity
Total shareholders’ equity	19,667	14,446

Total liabilities and shareholders’ equity	$77,980	$72,057

Book value per common share (4)	$58.44	$43.30

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Gross premiums written	$4,507	$4,320	$19,164	$19,242
Net premiums written	3,305	3,052	13,299	13,080
Net premiums earned	3,387	3,226	13,240	13,203

Losses and loss expenses	1,900	1,760	7,422	7,603
Policy benefits	69	156	325	399
Policy acquisition costs	559	517	2,130	2,135
Administrative expenses	486	444	1,811	1,737

Underwriting income (2)	373	349	1,552	1,329

Net investment income	512	521	2,031	2,062
Net realized gains (losses)	373	(644)	(196)	(1,633)
Interest expense	56	54	225	230
Other income (expense)	(41)	(65)	(85)	39
Income tax expense	208	87	528	370

Net income	953	20	2,549	1,197
Preference share dividend	—	—	—	(24)

Net income available to holders of common shares	$953	$20	$2,549	$1,173

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$2.01	$1.86	$8.17	$7.67
Net income	$2.81	$0.06	$7.55	$3.50

Weighted average diluted shares outstanding	339.0	335.3	337.5	334.6

Loss and loss expense ratio	59.1%	57.8%	58.8%	60.6%
Policy acquisition cost ratio	16.7%	15.6%	16.2%	16.2%
Administrative expense ratio	13.8%	13.5%	13.3%	12.8%
Combined ratio	89.6%	86.9%	88.3%	89.6%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Gross Premiums Written
Insurance - North American	$2,196	$2,167	$9,668	$10,053
Insurance - Overseas General	1,752	1,609	6,832	6,941
Global Reinsurance	162	130	1,115	921
Life	397	414	1,549	1,327

Total	$4,507	$4,320	$19,164	$19,242

Net Premiums Written
Insurance - North American	$1,421	$1,304	$5,641	$5,636
Insurance - Overseas General	1,350	1,251	5,145	5,332
Global Reinsurance	144	126	1,038	914
Life	390	371	1,475	1,198

Total	$3,305	$3,052	$13,299	$13,080

Net Premiums Earned
Insurance - North American	$1,365	$1,377	$5,684	$5,679
Insurance - Overseas General	1,400	1,250	5,147	5,337
Global Reinsurance	253	240	979	1,017
Life	369	359	1,430	1,170

Total	$3,387	$3,226	$13,240	$13,203

Income Excluding Net Realized Gains (Losses) (2)
Insurance - North American	$318	$333	$1,245	$1,122
Insurance - Overseas General	207	225	839	1,012
Global Reinsurance	146	133	633	518
Life	90	4	283	168
Corporate	(78)	(71)	(241)	(229)

Total	$683	$624	$2,759	$2,591

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